EXHIBIT 3.1
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                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                       OF
                             IVOICE TECHNOLOGY, INC.

iVoice Technology, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

     1. The name of the corporation is iVoice Technology, Inc. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

     2. An Amended and Restated Certificate of Incorporation was filed by the New Jersey Treasurer on January 11, 2005.

     3. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on March 5, 2009, the unanimous written consent of the holders of the Series A 10% Secured Convertible Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock") and pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

     4. The Amendment to the Certificate of Incorporation herein certified effects the following changes: Article III, Preferred Stock, Section C "Series A 10%Secured Convertible Preferred Stock" shall be amended and entirely restated. To accomplish the foregoing amendment, Article III, Preferred Stock, Section C of the Certificate of Incorporation is hereby deleted in its entirety and replaced with a new Section C as follows:

     (C) Series A 10% Secured Preferred Stock

     1. Designation and Amount. Of the 1,000,000 authorized shares of Preferred Stock of iVoice Technology, Inc. (the "Corporation"), 10,000 shares are hereby designated "Series A 10% Secured Preferred Stock, $1.00 par value per share" (the "Series A Preferred Stock") and possess the rights and preferences set forth in this Section C:

     2. Initial Value. The initial value of each share of Series A Preferred Stock (the "Series A Initial Value") is $1,000, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock. The date that each share of Series A Preferred Stock is issued shall be defined as the "Initial Issuance Date".
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     3. Voting Rights. The holders of the Series A Preferred Stock shall have no voting rights.

     4. Dividends.

          i. The Holder shall be entitled to receive, and the Board of Directors shall be required to accrue, dividends at the rate of ten percent (10%) per annum (computed on the basis of a 360-day year) (the "Dividend Rate") on the Series A Initial Value of each share of Series A Preferred Stock on and as of the most recent Dividend Payment Due Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series A Preferred Stock shall be cumulative from the date of issue, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries.

          ii. Each dividend shall be accrued in equal quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Due Date"), commencing September 30, 2007 (provided that such initial dividend payment shall include all dividends accrued from the date of issuance of the Series A Preferred Stock until the initial Dividend Payment Date), to the holders of record of shares of the Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on any record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. For the purposes hereof, "Dividend Period" means the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Due Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. Notwithstanding anything to the contrary, the holders of the Series A Preferred Stock may, at the sole option of the Corporation, receive payment of any Dividend payable on the Dividend Payment Due Date in the form of additional shares of Series A Preferred Stock calculated by dividing the Dividend that shall be due and payable by the Series A Initial Value, as may be adjusted from time to time.

     5. Liquidation Preference.

          i. Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series A Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights, an amount per share of Series A Preferred Stock (this amount, the "Series A Liquidation Amount") equal to 125% of the Series A Initial Value plus an amount equal to all accumulated, including any unpaid or accrued pro rata quarterly


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dividend calculated from the end of the last completed Dividend Period through the date of the Liquidation Event and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series A Liquidation Amount, holders of shares of Series A Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full Series A Liquidation Amount, holders of Series A Preferred Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series A Liquidation Amount.

          ii. Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

          iii. A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will, at the election of holders of a majority of the then-outstanding shares of Series A Preferred Stock, constitute a Liquidating Event.

     6. Conversion. The shares of Series A Preferred Stock shall not be convertible into any other class of capital stock of the Corporation.

     7. Optional Redemption. The Corporation shall have the right to redeem: (i) part or all of the Series A Preferred Stock for the Series A Liquidation Amount together with all accrued and unpaid dividends thereon to the date of redemption (the "Redemption Date") (ii) plus a Warrant, with full anti-dilution and price protection, to the holders of the Series A Preferred Stock equal to ten percent (10%) of the total outstanding Class A Common Stock shares, on a fully diluted basis, with an exercise price equal to the average closing bid price for the last trading day immediately prior to the Notice of Redemption was transmitted to the holder, or announced by the Corporation, whichever was sooner and (iii) Class A Common Stock shares, with full anti-dilution and price protection, equal to ten percent (10%) of the total outstanding Class A Common Stock shares, on a fully diluted basis (the "Redemption Amount").

                  i. Notice of Redemption. Notice of redemption pursuant to this shall be provided by the Corporation to the holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than ten (10) nor more than fifteen
(15) days prior to the Redemption Date, which notice shall specify the Redemption Date.

                  ii. Surrender of Preferred Stock. Upon any redemption of the Series A Preferred Stock pursuant, the holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Payment of the optional Redemption Amount shall be made by the Corporation to the holder against receipt of the Series A Preferred Stock by wire transfer of immediately available funds to such account(s) as


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the holder shall specify to the Corporation and shall issue and deliver the
Warrant and Class A Common Stock shares via overnight courier.

     8. Security Interest. The rights and preferences of the holders of the Series A Preferred Stock as set forth in this Section C shall be provided with a security interest against all of the assets of the Corporation with such security interest being perfected with the filing of Form UCC-1 pursuant to a Security Agreement executed by the Corporation in favor of the holders of the Series A Preferred Stock.

I, the undersigned officer of iVoice Technology, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of iVoice Technology, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 5th day of March 2009.


By: ________________________________
    Jerome Mahoney
    President





















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